Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

LODGENET TO MODERATE CAPITAL INVESTMENT LEVELS

Capital Investment Plans For Q2 2003 Reduced By $1.5 to $2.0 Million

Adjustment Based on Improved System Efficiencies and Current Operating Environment

Company Also Reaffirms Q1 Financial Guidance

     Sioux Falls, SD — March 12, 2003 — LodgeNet Entertainment Corporation (NASDAQ: LNET), the world’s largest provider of broadband interactive television services to the hospitality industry, announced plans to moderate second quarter 2003 capital investment levels today at the Janco Partners Media & Telecommunications Conference in Denver.

     During the company’s presentation, Scott C. Petersen, LodgeNet’s president and CEO, said, “Plans to moderate our capital investment levels by $1.5 to $2.0 million from our original guidance of $17.0 million in the second quarter of this year are based on adjustments related to the current operating environment. We continue to experience reductions in the cost of our digital system as a result of design improvements as well as purchasing efficiencies. In addition, we continue to be vigilant toward the management of our business in accordance with the economic environment, and believe it is responsible to preserve our capital as world events unfold and occupancy rates fluctuate.”

     During the conference, the company reaffirmed its first-quarter financial guidance released during the year-end conference call in early February. Revenue for the quarter is expected to be between $58.0 and $61.0 million, resulting in $19.5 to $21.0 million in EBITDA. Earnings per share estimates are between $(0.73) and $(0.61) for the first quarter.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to 950,000 rooms (including more than 900,000 interactive guest pay rooms) in more than 5,700 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     NOTE: This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms and LodgeNet products and services; competitive conditions in the lodging industry; technological developments, developmental difficulties and delays; relationships with clients and property owners; changes in the Company’s relationships with strategic partners; potential effects of litigation; the availability of capital to finance growth; the impact of government regulations; and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

# # #